Exhibit 1.3

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

Up to $4,000,000,000 in W Shares,

A Shares and I Shares of Common Stock

FORM of SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Cole Capital Corporation, as the dealer manager (“Dealer Manager”) for Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of Wrap Class common stock (“W Shares”), Advisor Class common stock (“A Shares”) and Institutional Class common stock (“I Shares” and, together with W Shares and A Shares, “Shares”) of the Company subject to the following terms:

I. Dealer Manager Agreement

The Dealer Manager has entered into that certain Amended and Restated Dealer Manager Agreement (the “Dealer Manager Agreement”) dated             , 2013, attached hereto as Exhibit A, and as may be further amended from time to time. The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim and except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement. By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the terms and conditions of the Dealer Manager Agreement, including but not limited to the indemnification provisions contained in the Dealer Manager Agreement. The Shares are offered through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus included in the most recent registration statement for the Shares set forth on Schedule A, as it may be updated from time to time (hereinafter referred to as the “Prospectus”) and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).

II. Submission of Orders

Those persons who purchase Shares shall make their checks payable to “Cole Real Estate Income Strategy (Daily NAV), Inc.” or, alternatively, “Cole REIT.” Those Pennsylvania residents who purchase Shares shall make their checks payable, prior to the time the Company reaches the Pennsylvania Minimum Offering, to “UMB Bank, N.A., Agent for Cole Real Estate Income Strategy (Daily NAV), Inc.” or a recognizable contraction or abbreviation thereof, including but not limited to “UMB Bank, N.A., f/b/o Cole REIT.” After the Company reaches the Pennsylvania Minimum Offering, Pennsylvania residents should make their checks payable to “Cole Real Estate Income Strategy (Daily NAV), Inc.” or, alternatively, “Cole REIT.” Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit as set forth below. The Dealer Manager may authorize Dealer, if Dealer is a “$250,000 broker-dealer”, to instruct its customers to make its checks for Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check made payable in the manner described above for the aggregate amount of the subscription proceeds. Transmittal of received investor funds will be made in accordance with the following procedures:

(a)	If the Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward the subscription documents to the Dealer Manager.

(b)	If the internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by the end of the next business day following receipt by the Dealer of the subscription documents and check. The Final Review Office will, by the end of the next business day following receipt by the Final Review Office of the subscription documents and check, conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward the subscription documents to the Dealer Manager.

III. Pricing

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, a maximum of $3,500,000,000 in any combination of W Shares, A Shares and I Shares shall be offered to the public. The per Share purchase price varies from day-to-day and, on each day, equals, for each class of common stock, the net asset value, or NAV, for such class, divided by the number of shares of such class outstanding as of the end of business on such day (“NAV per share”), plus, for A Shares sold in the offering only, applicable selling commissions, subject in certain circumstances to waivers or reductions thereof. Up to $500,000,000 in additional W Shares, A Shares and I Shares are to be offered pursuant to the Company’s distribution reinvestment plan at a price equal to the NAV per share applicable to the class of shares being purchased on the distribution date, after giving effect to all distributions.

Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $2,500 is required for W Shares and A Shares and a minimum initial purchase of $2,000,000 is required for I Shares. Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.

IV. Dealers’ Commissions

Except for volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission applicable to the A Shares in the primary offering sold by Dealer which it is authorized to sell hereunder is up to 3.75% of the NAV per A Share sold by it and accepted and confirmed by the Company, which commission will be paid by the Dealer Manager. For these purposes, a “sale of A Shares” shall occur if, and only if, a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents, and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. There shall be no selling commission on W Shares or I Shares sold in the primary offering or on Shares sold pursuant to the Company’s distribution reinvestment plan. The Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.

The Dealer shall be responsible for implementing the volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. Requests to combine purchase orders of A Shares as a part of a combined order for the purpose of qualifying for discounts or fee waivers as described in the “Plan of Distribution” section of the Prospectus must be made in writing by the Dealer, and any resulting reduction in selling commissions or fee waivers will be prorated among the separate subscribers.

As set forth in the Prospectus, the Dealer Manager shall receive an asset-based dealer manager fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to (i) for W Shares and A Shares, 1/365th of 0.55% of the Company’s NAV for the applicable class for such day, and (ii) for I Shares, 1/365th of 0.25% of the Company’s NAV for I Shares for such day. At the Dealer Manager’s discretion, it may reallow up to 100% of the dealer manager fee received on the Shares to the Dealer.

In addition, as set forth in the Prospectus, the Dealer Manager shall receive an asset-based distribution fee with respect to A Shares that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.50% of the Company’s NAV for A Shares for such day. At the Dealer Manager’s discretion, it may reallow up to 100% of the distribution fee received on A Shares to the Dealer. If, for any reason, a sale is cancelled or rescinded, the Dealer Manager shall return to the Company any fee paid to it with respect to such sale, including any selling commission, dealer manager fee and/or distribution fee.

Dealer acknowledges and agrees that no selling commissions will be paid in respect of any Shares sold pursuant to the Company’s distribution reinvestment plan

Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer with respect to sales of the Shares to Pennsylvania residents unless or until the gross proceeds of such sales are disbursed to the Company pursuant to Section 3(a)(ii) of the Escrow Agreement. Until the Pennsylvania Minimum Offering is obtained, investments from Pennsylvania residents will be held in escrow and, if the Pennsylvania Minimum Offering is not obtained, Pennsylvania residents may request a return of their funds in accordance with the Prospectus.

The parties hereby agree that the foregoing compensation is not in excess of the usual and customary distributors’ or sellers’ compensation received in the sale of securities similar to the Shares, that the Company is not liable or responsible for the direct payment of such compensation to the Dealer, and that Dealer’s interest in the offering is limited to such compensation from the Dealer Manager and to the Dealer’s indemnity rights referred to in Section 4 of the Dealer Manager Agreement.

Dealer acknowledges that the Company expects to reimburse its advisor for the full amount of all organization and offering costs, beginning after the escrow period, without interest, in monthly installments, but the aggregate amount reimbursed can never exceed 0.75% of the aggregate gross offering proceeds, including the Shares issued in connection with the distribution reinvestment plan. If, during any period, the total unreimbursed amount of such organization and offering costs exceeds the reimbursement limit described above, the excess will be eligible for reimbursement in subsequent periods up to the limit, calculated on an accumulated basis, until reimbursed in full.

Dealer acknowledges that the Dealer Manager intends to pay transaction-based compensation to the Dealer Manager’s wholesalers in connection with sales of Shares, and that such transaction-based compensation may, and likely will, be different from the amount of transaction-based compensation the Dealer Manager will pay its wholesalers in connection with sales of securities offered by other Cole-sponsored real estate investment programs. Such compensation may provide a disproportionate incentive for the Dealer Manager’s wholesalers to recommend that Dealer distribute the Shares in addition to or in lieu of securities offered by other Cole-sponsored real estate investment programs, or to recommend that Dealer distribute securities offered by other Cole-sponsored real estate investment programs in addition to or in lieu of the Shares. In connection with the Offering, Dealer will not be entitled to receive underwriting compensation (as defined in accordance with the applicable FINRA rules) to the extent the aggregate commissions, dealer manager fees, distribution fees and all other forms of underwriting compensation received by the Dealer Manager and all Dealers exceeds 10% of the gross proceeds raised from the sale of Shares in the Offering, excluding proceeds from the Company’s distribution reinvestment plan.

V. Payment

Payments of selling commissions will be made by the Dealer Manager (or by the Company as agent of the Dealer Manager as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that if the Company pays selling commissions to the Dealer Manager, the Company has satisfied its obligation for paying selling commissions. The Company may rely on and use the preceding acknowledgement as a defense against any claim by Dealer for selling commissions that the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer. If, for any reason, a purchase is cancelled, the Dealer shall promptly return to the Company any selling commission it has received with respect to such purchase.

VI. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason. Orders not accompanied by a Subscription Agreement/Signature Page and the required check in payment for the Shares may be rejected. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected or cancelled for any reason, the Dealer agrees to return to the Dealer Manager any compensation theretofore paid with respect to such order.

VII. Prospectus and Supplemental Information

Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any supplemental information provided by the Company or Dealer Manager. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any amendments or supplements thereto, as well as any supplemental information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements and amendments thereto to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplemental information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such supplemental information. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer only,” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to any prospective investor. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager. Each Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the rules and regulations thereunder. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.

VIII. License and Association Membership

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is (1) a properly registered broker-dealer under the Securities Exchange Act of 1934 and any applicable state securities laws, or a broker-dealer exempt from such registration, and (2) is a member in good standing of FINRA and each other securities self-regulatory organization of which it is a member. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA or such other self-regulatory organization. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing of FINRA or any other such self-regulatory organization. The Dealer Manager also hereby agrees to comply with the Conduct Rules of FINRA, including but not limited to FINRA Rules 2310, 5110, 5141 and NASD Rules 2340 and 2420.

IX. Anti-Money Laundering Compliance Programs

Dealer represents to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, reasonably designed to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.

X. Limitation of Offer

Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus and will only make offers to persons in the states in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that such qualification is not required. The Dealer will sell I Shares only to the extent approved by the Dealer Manager, and to the extent approved to sell I Shares pursuant to this Agreement, sell such shares only to those persons who are eligible to purchase I Shares as described in the Prospectus. In offering Shares, Dealer will comply with all applicable provisions of the FINRA Rules including those rules relating to suitability of recommendations, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

In accordance with privacy laws outlined in the Dealer Manager Agreement, the Dealer Manager shall be responsible for determining if a purchaser meets the following initial suitability standards: a net worth of at least $250,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles) or an annual gross income of at least $70,000 and a net worth of at least $70,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles), and any applicable state specific suitability standards set forth in the Prospectus. In making this determination, the Dealer Manager shall be entitled to rely on the Dealer and/or information provided by the purchasers. The Dealer shall make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser based on information provided by such purchaser to the Dealer including such purchaser’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments held by such purchaser. In making its determination, the Dealer will consider, based on the information provided by the purchaser whether the purchaser: meets the state specific minimum income and net worth standards set forth in the Suitability Standards section of the Prospectus for purchasers resident in those states; can reasonably benefit from an investment in the Shares based on his overall investment objectives and portfolio structure; is able to bear the economic risk of the investment based on his overall financial situation; and has an apparent understanding of the fundamental risks of an investment in the Shares, the risk that he may lose his entire investment, the lack of liquidity of the Shares, the restrictions on transferability of the Shares, the background and qualifications of the Company’s advisor, and the tax, including ERISA, consequences of an investment in the Shares. The Dealer agrees to maintain records for at least six (6) years of the information used to determine that an investment in the Shares is suitable and appropriate for each such purchaser.

XI. Termination

Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement, including the terms of the Dealer Manager Agreement relating to the Dealer incorporated by reference in this Agreement, is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto relating to the subject matter hereof.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice.

XII. Privacy Laws

The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:

(a)	Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

(b)	Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)	Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XIII. Notice

All notices will be in writing and will be duly given to the Dealer Manager when sent via overnight express delivery service to 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016, and to Dealer when sent via overnight express delivery service to the address specified by Dealer herein.

XIV. Arbitration, Attorneys’ Fees, Applicable Law and Venue

In the event of a dispute between the Parties arising out of or related to this Agreement, such dispute shall be submitted to arbitration before FINRA in Phoenix, Arizona, in accordance with FINRA industry arbitration rules. Any award shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Arizona and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Phoenix, Arizona.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

THE DEALER MANAGER:

COLE CAPITAL CORPORATION

By:
Marc T. Nemer, President

EXHIBIT A

Amended and Restated Dealer Manager Agreement

Attached on CD-ROM in

Due Diligence package.

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	Identity of Dealer:

Name: «CONTACT_COMPANY_NAME»

Type of entity:

(corporation, partnership, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in the following States:

Tax I.D. #:

2.	Person to receive notice pursuant to the Notice provision of the Dealer Manager Agreement:

Name:

Company: «CONTACT_COMPANY_NAME»

Address: «CONTACT_FULLMAILINGADDRESS»

Telephone No.:

Facsimile No.:

Email Address:

AGREED TO AND ACCEPTED BY THE DEALER:

«CONTACT_COMPANY_NAME»

By:
Signature

Name:

Title:

Date:

SCHEDULE A

Prospectus

(Registration No. 333-[            ])